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                                                                   EXHIBIT 99.D9


                     THE UNIVERSAL INSTITUTIONAL FUNDS, INC.
                   SUPPLEMENT TO INVESTMENT ADVISORY AGREEMENT

                           Global Franchise Portfolio
                           Equity and Income Portfolio

              SUPPLEMENT (the "Supplement") to INVESTMENT ADVISORY AGREEMENT dated as of May 31, 1997 by and between Morgan Stanley Universal Funds, Inc. (now known as The Universal Institutional Funds, Inc.) (the "Fund") and Morgan Stanley Asset Management Inc. (now known as Morgan Stanley Investment Management Inc.) (the "Adviser") (the "Agreement").

                                    RECITALS

              WHEREAS, the Fund has executed and delivered the Agreement which sets forth the rights and obligations of the parties with respect to the management of the portfolios of the Fund.

              WHEREAS, the Fund has created two additional portfolios: Global Franchise Portfolio and Equity and Income Portfolio (the "Additional Portfolios").

                                   AGREEMENTS

              Now, therefore, the parties agree as follows:

              As provided in Section 1 of the Agreement, the Fund hereby appoints the Adviser to act as investment adviser to the Additional Portfolios.

              The compensation of the Adviser as set forth in Paragraph 3 of the Agreement with respect to the Additional Portfolios will be as set forth below:

        Global Franchise Portfolio
        --------------------------

        Assets                                            Percentage Rate
        ------                                            ---------------

        First $500 million                                     0.80%

        From $500 million to $1 billion                        0.75%

        More than $1 billion                                   0.70%


        Equity and Income Portfolio
        ---------------------------
        Assets                                            Percentage Rate
        ------                                            ---------------
        First $500 million                                     0.60%

        From $500 million to $1 billion                        0.55%

        More than $1 billion                                   0.50




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              This Supplement may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

              The parties listed below have executed this Supplement as of the 12th day of December, 2002.


MORGAN STANLEY INVESTMENT                    THE UNIVERSAL INSTITUTIONAL FUNDS,
MANAGEMENT INC.                              INC.


                                                  /s/ Ronald E. Robison
--------------------------                   ----------------------------------
Name:                                        Name:  Ronald E. Robison
Title:                                       Title: President